SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
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Greenfield Online, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2006
Dear Stockholders:
      You are cordially invited to attend Greenfield Online’s annual meeting on Tuesday, May 16, 2006. The meeting will begin promptly at 9:00 a.m. local time at the Hyatt Regency Greenwich, 1800 E. Putnam Ave., Old Greenwich, CT 06870. The meeting will commence with a discussion and voting on matters set forth in the accompanying notice of annual meeting of stockholders and proxy statement followed by presentations and a report on our 2005 performance.
      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please sign, date and mail the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope in order to ensure that your vote is counted. If you attend the meeting you will, of course, have the right to vote your shares in person.
      Please review the enclosed proxy materials carefully and send in your vote today. We look forward to seeing you in May at the Hyatt Regency Greenwich.
Very truly yours,

Peter Sobiloff	Albert Angrisani
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 16, 2006
PROPOSAL 1. ELECTION OF CLASS II DIRECTORS
PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE AND DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT2
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF STOCKHOLDERS
OTHER BUSINESS
FORM 10-K REPORT AVAILABLE

GREENFIELD ONLINE, INC.
21 River Road
Wilton, CT 06897

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Tuesday, May 16, 2006

To the Stockholders:
      The annual meeting of Stockholders of Greenfield Online, Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Ave., Old Greenwich, CT 06870 on Tuesday, May 16, 2006 at 9:00 a.m. local time for the following purposes:

•	to elect two Class II directors;

•	to ratify the selection of PricewaterhouseCoopers LLP to serve as the independent registered accounting firm of the Company for the year ending December 31, 2006;

•	to transact such other business as may properly come before the meeting.
      Only stockholders of record at the close of business on March 31, 2006 will be entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Jonathan A. Flatow
Secretary
Wilton, Connecticut
April 21, 2006
YOUR VOTE IS IMPORTANT
      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

GREENFIELD ONLINE, INC.
21 River Road
Wilton, CT 06897

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 16, 2006

       The board of directors of Greenfield Online, Inc., a Delaware corporation (the “Company” or “Greenfield Online”), is soliciting your proxy to vote your shares at the 2006 Annual Meeting of Stockholders of the Company (the “annual meeting”) to be held at 9:00 a.m. local time on Tuesday, May 16, 2006, at the Hyatt Regency Greenwich, 1800 E. Putnam Ave., Old Greenwich, CT 06870, and at any adjournment or postponement thereof. This proxy statement contains the required information under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 21, 2006.
      Revocation of Proxies. If you execute a proxy, you will retain the right to revoke it at any time before it is voted. You may revoke or change your proxy before it is voted by:

(i) sending a written revocation to the Corporate Secretary of the Company at the Company’s principal executive offices at 21 River Road, Wilton, CT 06897;

(ii) submitting a proxy with a later date;

(iii) delivering a written request in person to return the executed proxy; or

(iv) attending and voting at the annual meeting (although attendance at the meeting alone will not revoke your proxy).
      Your right to revoke your proxy is not limited by or subject to compliance with a specified formal procedure, but you should give written notice to the Secretary of the Company at or before the annual meeting so that the number of shares represented by proxy can be recomputed.
      Voting of Proxies. If you properly execute and return the enclosed proxy card, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. We urge you to specify your choices by marking the appropriate box on the enclosed proxy card; if you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR” PROPOSAL 1 (THE ELECTION OF CLASS II DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS), AND “FOR” PROPOSAL 2 (RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM), and with respect to any other business that may come before the meeting, as recommended by the board of directors. In the vote on the election of the director nominees (Proposal 1), you may vote “For” all or some of the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For the proposal to ratify the selection of the Company’s independent registered accounting firm (Proposal 2), you may vote “For,” “Against” or “Abstain.”
      Quorum. A quorum is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the annual meeting are present in person or by proxy, a quorum will exist. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given for that matter and for which the broker does not have discretionary voting authority for that matter (“Broker Non-Votes”) will be treated as shares that are present and entitled to vote for purposes of determining a quorum.
      Voting Requirements to Approve Each Proposal. If a quorum is present, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. There is no cumulative voting for the Company’s directors. The proposals to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm will be approved under Delaware law if the number of votes cast “For” such proposals constitutes a majority of those shares present in person or represented by proxy and entitled to vote thereon at the annual meeting. With respect to shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given, brokers may exercise discretion to vote such shares on the proposals regarding the election of directors and the ratification of the selection of the independent registered accounting firm.
      Effect of Abstentions, Withheld Votes and Broker Non-Votes. For the election of directors, abstentions, withheld votes and Broker Non-Votes will each be counted as present for purposes of determining the presence of a quorum. Broker Non-Votes are not considered entitled to vote on the proposal for which the broker does not have discretionary voting authority. Thus, with respect to the election of directors, which requires a plurality vote, abstentions have the same effect as votes “Against” a proposal. For all other matters, Broker Non-Votes will not otherwise affect the outcome of any matter being voted on at the meeting.
      Record Date. Stockholders of record at the close of business on March 31, 2006 are entitled to vote at the annual meeting. On March 31, 2006, the Company had 25,329,097 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote.
      Discretionary Authority. If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this proxy statement come before the meeting, eligible shares will be voted as specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.
      Solicitation of Proxies. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. We will pay the costs of the solicitation of proxies.
      Mailing and Forwarding of Proxy Materials. On or about April 21, 2006, we mailed this proxy statement and the enclosed proxy card to stockholders. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the common stock and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.
      Executive Offices. The principal executive office of the Company is located at 21 River Road, Wilton, CT 06897. The mailing address of the principal executive office is 21 River Road, Wilton, CT 06897. The telephone number for the Company is (203) 834-8585.

PROPOSAL 1.	ELECTION OF CLASS II DIRECTORS
      The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the board of directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. Directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of our capital stock entitled to vote at an election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
      The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the number of directors which shall constitute the whole board of directors shall be fixed by one or more resolutions adopted from time to time by the board of directors. The authorized number of directors is currently set at seven. Two seats on the board of directors, currently held by Burton J. Manning and Joseph A. Ripp, have been designated as Class II Board seats, with the term of the directors occupying such seats expiring as of the annual meeting. Mr. Manning and Mr. Ripp will both stand for re-election at this annual meeting.
      The following table sets forth, for the Company’s current directors, including the Class II nominees to be elected at this meeting, information with respect to their ages and background.

Name	Age	Position

Class I Directors
Lise J. Buyer	46	Director
Charles W. Stryker	58	Director
Class II Directors
Burton J. Manning	74	Director(1)
Joseph A. Ripp	54	Director(1)
Class III Directors
Peter Sobiloff	49	Chairman of the Board of Directors
Joel R. Mesznik	60	Director
Albert Angrisani	56	President, Chief Executive Officer and Director

(1)	Nominated for election as Class II director at the 2006 annual meeting.
      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting.
The following two individuals are Class I Directors and will continue in office until the 2008 annual meeting:
LISE J. BUYER
      Lise J. Buyer has served as a member of our board of directors since April 2004. Since August 2005, Ms. Buyer has served as Vice President of Tellme Networks, Inc., a private Internet telephony business. Between April 2003 and August 2005, Ms. Buyer served as the Director of Business Optimization at Google Inc., a publicly traded technology company focused on search services. From September 2002 to March 2003, she served as a consultant and the Director of Research for Vista Research LLC, an independent equity research firm in New York, New York. From May 2000 to July 2002 she was a General Partner at Technology Partners, a Palo Alto, California venture capital firm. Ms. Buyer was the Director of Internet/ New Media Research at Credit Suisse First Boston from July 1998 to May 2000. Prior to that she spent 15 years as an institutional equity investor and analyst of both the technology and media industries. Ms. Buyer holds a B.A. from Wellesley College and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.
CHARLES W. STRYKER
      Dr. Charles W. Stryker has served as a member of our board of directors since May 2005. Dr. Stryker is President of Venture Development Center, Inc. a consulting company specializing in the development of new products for information services companies which he founded in 1992. From January 1998 to September 1999, Dr. Stryker served as President of IQ2.net, a division of Intelliquest, Inc. Dr. Stryker served as Chairman and Chief Executive Officer of Naviant, Inc. from September 1999 to July 2001, and chairman of Naviant, Inc. from July 2001 to August 2002. Dr. Stryker currently holds director positions for a number of non-publicly traded companies. Dr. Stryker holds a B.S. and M.S. in Electrical Engineering, and a Ph.D. specializing in Computer Sciences from New York University.

The following two individuals are nominated for election as Class II Directors at this annual meeting:
BURTON J. MANNING
      Burton J. Manning has served as a member of our board of directors since May 1999. From 1987 to March 1997, Mr. Manning was Chairman and Chief Executive Officer of J. Walter Thompson Co. From March 1997 to January 1998, Mr. Manning was Chairman of J. Walter Thompson Co. From January 1998 to present, he has served as President of Brookbound, Inc. In addition to his service on our board of directors, he serves on the board of directors of Friendly Ice Cream Corp. and a number of non-publicly traded companies.
JOSEPH A. RIPP
      Joseph A. Ripp has served as a member of our board of directors since September 2005. Since October 2005, Mr. Ripp has served as President and Chief Operating Officer of Dendrite International, Inc., a publicly traded company focusing on sales, marketing, clinical and compliance solutions for the global pharmaceutical industry. From November 2004 to October 2005, Mr. Ripp served as Senior Vice President, Media and Communications of Time Warner, Inc. Prior to this position Mr. Ripp was Vice Chairman of America Online, Inc., which he joined in 2001 as Executive Vice President and Chief Financial Officer. In 2002, Mr. Ripp was named Vice Chairman of America Online, overseeing AOL Technology, Network Operations, Marketing, Member Service, Human Resources, and Legal. He served in that role until November 2004. From 1999 to 2001 Mr. Ripp was Executive Vice President and Chief Financial Officer of Time Warner, Inc. Prior to that, he was Executive Vice President and Chief Financial Officer of Time Inc., the publishing division of Time Warner, Inc., where earlier he held the title of Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Ripp graduated from Manhattan College with a Bachelor of Arts degree and earned a Master’s of Business Administration from Bernard M. Baruch College of the City University of New York.
The following three individuals are Class III Directors and will continue in office until the 2007 annual meeting:
PETER SOBILOFF
      Peter Sobiloff has served as a member of our board of directors since May 1999 and as our Chairman since May 2001. Mr. Sobiloff has been a General Partner of Insight Venture Partners, a venture capital firm, since 1998. Mr. Sobiloff served as a senior executive at i2 Technologies, a software company, from 1997 to 1998. Mr. Sobiloff is a director of several non-publicly traded companies. He holds a B.A. from Baruch College.
JOEL R. MESZNIK
      Joel R. Mesznik has served as a member of our board of directors since May 1999. He has been President of Mesco Ltd., a consulting company, since 1990. He is also a director of RAIT Investment Trust (listed on the New York Stock Exchange), Pharma/wHealth Management Company (listed on the Luxembourg Stock Exchange) and a number of non-publicly traded companies. Mr. Mesznik holds a B.S. from City University of New York and an M.B.A. from Columbia University, Graduate School of Business.
ALBERT ANGRISANI
      Mr. Angrisani has served as our President and Chief Executive Officer and a member of our board of directors since September 2005. From April 2004 to September 2005 Mr. Angrisani served as President of Angrisani Partners LLC, an advisory firm for underperforming companies, which he established in 2004. Prior to that Mr. Angrisani served as President and Chief Operating Officer and director of Harris Interactive Inc., from November 2001 to April 2004. From July 1998 to November 2001, Mr. Angrisani served as President and Chief Executive Officer of Total Research Corporation and as director of Total Research Corporation from November 1994 to November 2001. Mr. Angrisani holds an A.P.C. from New York University, an M.B.A. from Fairleigh Dickenson University and a B.A. from Washington & Lee University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE FOR CLASS II DIRECTOR.
Board Committees and Meetings
      The board of directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Independent members of the board of directors, as defined in the rules for companies traded on the Nasdaq National Market, hold separate meetings at least two times a year. Additionally, at each regularly scheduled meeting of the board of directors, the non-management directors meet in executive session without management present. The non-management members of the board of directors annually elect a presiding director from among independent directors to chair the meetings of the independent directors and the executive sessions of the board of directors. Lise J. Buyer has been elected as the presiding director for fiscal year 2006.
      During fiscal year 2005, our board of directors held ten meetings, and each of our directors attended at least 75% of the aggregate number of meetings of the board of directors and committees on which such director served and at which such director was eligible to attend during fiscal year 2005.
      Our board of directors has established an audit committee, a governance and nominating committee, a compensation committee, a mergers and acquisitions committee (which was disbanded in September 2005), and a special operations committee (established in September 2005). For fiscal year 2005, the audit committee held 16 meetings, the governance and nominating committee held five meetings, the compensation committee held five meetings, the mergers and acquisition committee held three meetings and the strategy and operations committee held one meeting.
      Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; pre-approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements. The current members of our audit committee are Messrs. Mesznik (its committee chair), Stryker and Ripp. Ms. Buyer was a member of our audit committee, but resigned her membership on the committee in March 2006. Our board has made a determination that all members of our audit committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the SEC and the Nasdaq National Market. Our board has also determined that Mr. Mesznik is an audit committee financial expert, as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and has the requisite “accounting or related financial expertise,” as defined by applicable rules and regulations of the Nasdaq National Market. Our board of directors has adopted a charter governing the duties and responsibilities of the audit committee. A copy of the audit committee charter may be found at our website at www.greenfield.com.
      Governance and Nominating Committee. Our governance and nominating committee establishes and oversees the process for identifying and evaluating nominees for directorships, including identification, interviewing and recruiting of board candidates. Our governance and nominating committee also reviews and makes recommendations regarding our corporate governance guidelines. Our governance and nominating committee currently consists of Ms. Buyer (its committee chair) and Messrs. Mesznik, Manning, Stryker and Ripp. Our board has made a determination that all members of our governance and nominating committee meet the applicable tests for independence under the applicable rules and regulations of the SEC and the Nasdaq National Market. Our board of directors has adopted a charter governing the duties and responsibilities of our governance and nominating committee. A copy of our governance and nominating committee charter can be found on our website at www.greenfield.com.

      Compensation Committee. Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including: reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. Our compensation committee also will administer the issuance of stock options and other awards under our stock and benefit plans. Our compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee currently consists of Messrs. Stryker (its committee chair), Manning and Ripp and Ms. Buyer. Our board has made a determination that all members of our compensation committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the Nasdaq National Market and the Internal Revenue Service. Our board of directors has adopted a charter governing the duties and responsibilities of our compensation committee. A copy of our compensation committee charter may be found at our website at www.greenfield.com.
      Mergers and Acquisitions Committee. In August 2004, we established the mergers and acquisitions committee to oversee our evaluation of potential merger or acquisition candidates. The mergers and acquisitions committee assisted management in evaluating the suitability of those candidates and preparing offers to acquire or merge with those candidates. The mergers and acquisitions committee was disbanded in September 2005.
      Special Operations Committee. In September 2005, we established the special operations committee. The special operations committee works with operating management to review and analyze the Company’s strategy and resources. The special operations committee is comprised of Messrs. Angrisani (its committee chair), Stryker and Ripp.
Process for Identifying and Evaluating Nominees
      Our governance and nominating committee may employ a variety of methods for identifying and evaluating nominees for Greenfield Online’s board of directors. Our governance and nominating committee regularly assesses the size of the board, the need for particular expertise on the board, the upcoming election cycle of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, our governance and nominating committee considers various potential candidates for director which may come to our governance and nominating committee’s attention through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our governance and nominating committee, and may be considered at any time during the year.
      Our governance and nominating committee considers candidates recommended by stockholders when the nominations are properly submitted as described in “Consideration of Stockholder Nominees” below. Following verification of the stockholder status of persons proposing candidates, our governance and nominating committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized herein to determine whether the candidate is qualified for service on the board, before deciding to undertake a complete evaluation of the candidate. If a stockholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to our governance and nominating committee as part of its review. If our governance and nominating committee determines that additional consideration is warranted, it may utilize a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to our governance and nominating committee. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by our governance and nominating committee, our governance and nominating committee will treat a potential candidate nominated by a stockholder like any other potential candidate during the evaluation process.
      In evaluating a director candidate, our governance and nominating committee will review his or her qualifications, including capability, availability to serve, conflicts of interest, the candidate’s “independence” as defined by applicable law and regulation, and other relevant factors. In connection with the evaluation of a director candidate, our governance and nominating committee will determine whether to interview the prospective nominee, and if warranted, one or more members of our governance and nominating committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, our governance and nominating committee will make a recommendation to the full board as to the persons who should be nominated by the board, and the board will determine the nominees after considering the recommendation of our governance and nominating committee.
      Consideration of Stockholder Nominees. Our governance and nominating committee considers director candidates recommended by stockholders. Candidates recommended by stockholders are evaluated on the same basis as are candidates recommended by our governance and nominating committee. Any stockholder wishing to nominate a candidate should provide the following information in a letter addressed to the Chairman of our governance and nominating committee in care of Greenfield Online’s General Counsel in accordance with the time deadlines set forth in our bylaws and applicable law (as more fully described in “Proposals of Stockholders” below): (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of Greenfield Online, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) information as to any plans or proposals of the type required to be disclosed in Schedule 13D (e.g., plans involving acquisitions of Greenfield Online securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the board of directors if so elected; (v) any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934 and (vi) the consent of the recommended nominee to serve as a director of Greenfield Online if so elected. Additional information may be requested to assist our governance and nominating committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained our bylaws, if any.
      Board Membership Criteria. While there shall be no minimum qualifications for nominees to the board of directors, our governance and nominating committee considers the following factors in evaluating a director candidate:

•	the requisite characteristics (including independence, diversity, experience in industry, finance, administration and operations) of each candidate; and

•	the skills and expertise of the board’s current members, taking into account the overall operating efficiency of the board and its committees.
      Committee Membership. In its evaluations of potential board nominees, our governance and nominating committee takes into account that (i) each member of the audit committee must be financially literate, as such qualification is interpreted by the board in its business judgment, (ii) each member of our governance and nominating committee, the audit committee and the compensation committee must be independent within the meaning of rules for companies traded on the Nasdaq National Market, (iii) each member of the audit committee must meet the independence standards set forth in Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and (iv) at least one member of the audit committee must be a person who satisfies the definition of an “audit committee financial expert” as set out in Item 401 of Regulation S-K.
Stockholder Communications
      Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors, may write to:
Greenfield Online, Inc.
Board of Directors
c/o General Counsel
21 River Road
Wilton, CT 06897

      The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our General Counsel shall make copies of all such letters and circulate them to the appropriate director or directors.
Code of Business Conduct and Ethics
      Our board of directors has adopted a code of business conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers performing similar functions, and employees, in accordance with applicable rules and regulations of the SEC and the Nasdaq National Market. Our code of business conduct and ethics is provided on our website at www.greenfield.com. Stockholders may also request a free printed copy of our code of business conduct and ethics from:
Greenfield Online, Inc.
c/o Investor Relations
21 River Road
Wilton, CT 06897
      The Company intends to disclose any amendments to the code of business conduct and ethics (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the code of business conduct and ethics for directors or executive officers, on our corporate website at www.greenfield.com. Information on the Company’s website, however, does not form a part of this proxy statement.
      We do not have a formal policy regarding the attendance of our board members at our annual stockholder meetings. We do encourage attendance and schedule regular meetings of the board and its committees on or about the day of our annual meetings. Except for Mr. Kapoor, who did not stand for reelection, all of our directors were in attendance at the 2005 annual meeting.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers in fiscal years 2005 and 2004 are described under “Fees Paid to Independent Registered Public Accounting Firm for Fiscal Years 2005 and 2004” below. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and respond to appropriate questions by stockholders. The ratification of the board’s selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 will be approved if the number of votes cast in favor of the ratification constitutes a majority of the shares present in person or represented by proxy and entitled to vote thereon at the annual meeting.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.
      Our audit committee reserves the right to retain or change its independent registered public accounting firm without seeking stockholder approval if it determines that such retention or change is in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal Years 2005 and 2004
      The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and December 31, 2004.

	Fiscal Year 2005	Fiscal Year 2004

Audit Fees(1)	$2,015,000	$1,308,000
Audit Related Fees(2)	135,000	81,000
Tax Fees(3)	687,000	168,000
All Other Fees(4)	1,000	2,000

(1)	Audit fees for the years ended December 31, 2005 and 2004, were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, comfort letters, international filings and other services required to be performed by our independent auditors. The 2005 fees included $800,000 related to the initial audit of internal control over financial reporting, as mandated by the Sarbanes-Oxley Act of 2002.

(2)	Audit Related fees for the years ended December 31, 2005 and 2004, were for audits and due diligence assistance related to our acquisitions.

(3)	Tax fees for the years ended December 31, 2005 and 2004, were for services related to tax compliance, tax advice and tax planning. The 2005 fees included amounts for tax planning advice incurred in connection with our acquisition of Ciao.

(4)	All Other Fees includes fees related to license fees for accounting research.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Accounting Firm
      Our audit committee must pre-approve all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. Our independent auditors may be engaged to provide non-audit services only after our audit committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided such services. In making this determination, our audit committee considers whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired. Our audit committee may delegate its approval authority to pre-approve services provided by the independent auditors to (i) one or more of the members of our audit committee or (ii) with respect to certain defined non-audit services within a defined scope and fee range, our chief financial officer, provided that any such approvals are presented to our audit committee at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of March 10, 2006 for (i) each person known to the Company to own beneficially 5% or more of our common stock as of March 10, 2006, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all officers and directors of the Company as a group. Percentage of Outstanding Shares is based upon 25,324,597 shares of our common stock outstanding as of March 10, 2006. The number of shares of common stock outstanding used in calculating the percentage for each person or entity below includes common stock underlying options held by such person or entity that are exercisable within 60 days of March 10, 2006, but excludes common stock underlying options of any other person or entity. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of March 10, 2006, the Company had no other classes of outstanding equity securities.

		Percentage of
Name	Number of Shares	Outstanding Shares

Executive Officers and Directors
Albert Angrisani(1)	213,530	*
Lise J. Buyer(2)	15,000	*
Burton J. Manning(3)	89,734	*
Joel R. Mesznik(4)	355,392	1.4%
Peter Sobiloff(5)	40,406	*
Charles W. Stryker	15,000	*
Joseph A. Ripp	0	*
Robert E. Bies(6)	177,187	*
Hugh O. Davis(7)	105,236	*
Andrew C. Ellis(8)	67,679	*
Jonathan A. Flatow(9)	89,044	*
Keith Price(10)	78,486	*
Maximilian Cartellieri	250,000	*
Marcus Frederick Paul	200,000	*
Nicolas Metzke(11)	95,000	*
Gunnar Piening(12)	95,000	*
David St. Pierre(13)	75,000	*
Dean A. Wiltse(14)	624,741	2.5%
All Executive Officers and Directors as a Group (18 persons)	2,586,435	9.8%
5% Stockholders
Entities Affiliated with Insight Venture Associates III, L.L.C.(15)	3,894,520	15.4%
Burgundy Asset Management Ltd.(16)	2,373,100	9.4%
Entities Affiliated with Integral Capital Management(17)	2,150,000	8.5%
Entities Affiliated with Cannell Capital, LLC(18)	1,977,000	7.8%
Credit Suisse Asset Management, LLC(19)	1,305,550	5.2%
Burda Digital Ventures GmbH(20)	1,286,460	5.0%

*	Represents beneficial ownership of less than 1%.

(1)	Represents 213,530 shares issuable upon exercise of outstanding options held by Mr. Angrisani exercisable within 60 days of March 10, 2006.

(2)	Represents 15,000 shares issuable upon exercise of outstanding options held by Ms. Buyer exercisable within 60 days of March 10, 2006.

(3)	Includes 59,266 shares issuable upon exercise of outstanding options held by Mr. Manning exercisable within 60 days of March 10, 2006.

(4)	Includes (a) 40,406 shares issuable upon exercise of outstanding options held by Mr. Mesznik exercisable within 60 days of March 10, 2006, (b) 16,892 shares held by the Joel R. Mesznik 1999 Descendants Trust for the benefit of Mr. Mesznik’s family, and (c) 74,469 shares held by GOL LLC, of which Mr. Mesznik is the managing member. Mr. Mesznik disclaims beneficial ownership of the shares held or controlled by the Joel R. Mesznik 1999 Descendants Trust.

(5)	Represents 40,406 shares issuable upon exercise of outstanding options held by Mr. Sobiloff exercisable within 60 days of March 10, 2006. Mr. Sobiloff is a member of the Board of Managers of Insight Venture Associates III, L.L.C. Mr. Sobiloff expressly disclaims beneficial ownership of the shares owned by the Insight Funds and the 40,406 shares underlying the options held by Mr. Horing. See footnote 15 below. The address for Mr. Sobiloff is c/o Insight Venture Partners, 680 Fifth Avenue, 8th Floor, New York, NY 10028.

(6)	Includes 66,115 shares issuable upon exercise of outstanding options held by Mr. Bies exercisable within 60 days of March 10, 2006.

(7)	Includes 53,158 shares issuable upon exercise of outstanding options held by Mr. Davis exercisable within 60 days of March 10, 2006.

(8)	Includes 67,679 shares issuable upon exercise of outstanding options held by Mr. Ellis exercisable within 60 days of March 10, 2006.

(9)	Includes 59,158 shares issuable upon exercise of outstanding options held by Mr. Flatow exercisable within 60 days of March 10, 2006.

(10)	Represents 78,486 shares issuable upon exercise of outstanding options held by Mr. Price exercisable within 60 days of March 10, 2006.

(11)	Represents 38,434 shares held by Societe Civile Metzkinvest, and 6,566 beneficially owned by Societe Civile Metzkinvet, a societe civile organized under the law of France, of which Mr. Metzke owns 50% of the interests therein and is its managing director. Mr. Metzke shares voting and dispositive power held and beneficially owned by Societe Civile Metzkinvest with Laurence Metzke, his wife, who owns the remaining 50% of the interests therein. Includes 50,000 shares issuable upon exercise of outstanding options held by Mr. Metzke exercisable within 60 days of March 10, 2006.

(12)	Represents 50,000 shares issuable upon exercise of outstanding options held by Mr. Piening exercisable within 60 days of March 10, 2006.

(13)	Represents 75,000 shares issuable upon exercise of outstanding options held by Mr. St. Pierre exercisable within 60 days of March 10, 2006.

(14)	Mr. Wiltse is our former Chief Executive Officer. His employment ended on September 28, 2005. Includes 6,721 shares owned by Mr. Wiltse’s minor son Alexander Wiltse and 151,172 shares issuable upon exercise of outstanding options held by Mr. Wiltse exercisable within 60 days of March 10, 2006.

(15)	Includes (a) 2,714,570 shares held by Insight Capital Partners III, L.P., (b) 712,360 shares held by Insight Capital Partners (Cayman) III, L.P., and (c) 467,590 shares held by Insight Capital Partners III — Co-Investors, L.P. (together, the “Insight Funds”). Insight Venture Associates III, L.L.C. is a general partner of each of the Insight Funds and may be deemed to beneficially own the shares held by the Insight Funds. Jeffrey Horing, one of our former directors, and Jerry Murdock, as the Designated Managing Member of Insight Venture Associates III, L.L.C., may be deemed to beneficially own the shares held by the Insight Funds because together they have voting and dispositive power over such shares. Mr. Horing also owns options representing 40,406 shares that are exercisable within 60 days of March 10, 2006. Mr. Murdock and Mr. Horing may be deemed to beneficially own the 40,406 shares issuable upon the exercise of the options held by Mr. Sobiloff described in Footnote 5 above because, pursuant to an unwritten understanding among Mr. Horing, Mr. Murdock, Mr. Sobiloff,

Insight Venture Associates III, L.L.C. and the Insight Funds (the “Understanding”), Mr. Murdock and Mr. Horing, as the Designated Managing Member of Insight Venture Associates III, L.L.C., share dispositive power over the options, and upon issuance of the shares underlying the options, each of Mr. Murdock and Mr. Horing would share voting and dispositive power over such shares. Mr. Murdock may be deemed to beneficially own the 40,406 shares issuable upon the exercise of the options held by Mr. Horing described above, because, pursuant to the Understanding, Mr. Murdock and Mr. Horing, as the Designated Managing Member of Insight Venture Associates III, L.L.C., share dispositive power over the options, and upon issuance of the shares underlying the options, Mr. Murdock would share voting and dispositive power over such shares with Mr. Horing. The foregoing is not an admission by Insight Venture Associates III, L.L.C. or the Insight Funds that they are beneficial owners of the 40,406 shares underlying the options held by Mr. Horing or the 40,406 shares underlying the options held by Mr. Sobiloff. The address for Insight Venture Associates III, L.L.C., the Insight Funds, Mr. Horing and Mr. Murdock is c/o Insight Venture Partners, 680 Fifth Avenue, 8th Floor, New York, NY 10028.

(16)	Based on information contained in a Schedule 13G filed with the SEC on February 1, 2006. The address for this stockholder is 181 Bay Street, Suite 4510, Toronto, Ontario, Canada, M5J2T3.

(17)	Based on information contained in a Schedule 13G filed with the SEC on February 7, 2006. Includes 1,300,000 shares held by Integral Capital Partners VI, L.P., a Delaware limited partnership (“ICP6”), and 850,000 shares held by Integral Capital Partners VII, L.P., a Delaware limited partnership (“ICP7”). Integral Capital Management VI, LLC, a Delaware limited liability company (“ICM6”), and Integral Capital Management VII, LLC, a Delaware limited liability company (“ICM7”), are the general partners of ICP6 and ICP7, respectively. The principal business address of ICM6 and ICM7 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025. The shares described herein have been purchased by ICP6 and ICP7, and none of ICM6 or ICM7 directly or otherwise holds any of such shares. Management of the business affairs of ICM6 and ICM7, including decisions respecting disposition and/or voting of such shares, resides in a majority of the managers of ICM6 and ICM7, respectively, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of such shares.

(18)	Based on information contained in a Schedule 13G filed with the SEC on February 6, 2006. Includes 437,056 shares owned by The Cuttyhunk Fund Limited (“Cuttyhunk”), 452,644 shares owned by The Anegada Master Fund Limited (“Anegada”), 394,700 shares owned by TE Cannell Portfolio, Ltd. (“TEC”) and 692,600 owned by Tonga Partners, L.P. (“Tonga” and, collectively, with Cuttyhunk, Anegada and TEC, the “Cannell Funds”). Mr. J. Carlo Cannell is the controlling member of Cannell Capital, LLC (“Adviser”). The Adviser acts as the investment adviser to Cuttyhunk, Anegada, and TEC and is the general partner of and investment adviser to Tonga. The principal office and business address of Mr. Cannell and the Cannell Funds is 150 California Street, 5th Floor, San Francisco, CA 94111.

(19)	Based on information contained in a Schedule 13G/ A filed with the SEC on February 23, 2006. The address of this stockholder is 466 Lexington Avenue, New York, New York 10017.

(20)	Based on information contained in a Schedule 13G filed with the SEC on January 11, 2006. The address of this stockholder is Hauptstrasse 130d-77652 Offenburg, Germany.

EXECUTIVE OFFICERS
      The names, ages and positions of the executive officers of the Company are listed below along with their business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.
      Albert Angrisani, 56, has served as our President and Chief Executive Officer and a member of our Board since September 2005. From April 2004 to September 2005 Mr. Angrisani served as president of Angrisani Partners LLC, an advisory firm for underperforming companies, which he established in 2004. Prior to that Mr. Angrisani served as President and Chief Operating Officer and director of Harris Interactive Inc. from

November 2001 to April 2004. From July 1998 to November 2001, Mr. Angrisani served as President and Chief Executive Officer of Total Research Corporation and as director of Total Research Corporation from November 1994 to November 2001. Mr. Angrisani holds an A.P.C. from New York University, an M.B.A. from Fairleigh Dickenson University and a B.A. from Washington & Lee University.
      Robert E. Bies, 47, has served as our Chief Financial Officer since October 1999, Treasurer since December 1999 and Executive Vice President since August 2002. Prior to joining us, Mr. Bies was with The Janis Group, Inc., serving as Chief Financial Officer, Secretary and Treasurer between 1997 and 1999. Mr. Bies holds a B.S. summa cum laude from Long Island University and an M.B.A. with distinction from Hofstra University. Mr. Bies is a certified public accountant licensed in New York.
      Jonathan A. Flatow, 44, has served as our Secretary since July 1999, as General Counsel since March 2000 and as Vice President Corporate Development since May 2001. Prior to joining us, Mr. Flatow was a partner in the law firm of Wake, See, Dimes & Bryniczka, which he joined in 1986 as an associate. Mr. Flatow holds a B.A. from Franklin & Marshall College and a J.D. from Pace University School of Law.
      Hugh O. Davis, 33, was a founder of Greenfield Online in 1994. He joined our predecessor Greenfield Consulting Group in September 1992. In January 2001, he was promoted to Chief Technology Officer, and in April 2005 he was promoted to Executive Vice President of Business Optimization, which is his current position. Mr. Davis holds a B.S. from Fairfield University.
      Keith Price, 33, has served as our Senior Vice President of North American Sales since May 2005, and from September 2001 to May 2005 as our Senior Vice President of Sales. From June 2000 to August 2001 Mr. Price served as Vice President of our FieldSource division, the predecessor to our current Internet survey solutions business. From October 1999 to May 2000 he served as Director, Client Development and launched our FieldSource division. From 1994 to 1999 he was with Survey Sampling, Inc., and most recently served as its Manager of Business Development. Mr. Price holds a B.A. from Providence College.
      Andrew C. Ellis, 33, has served as our Senior Vice President of North American Operations since May 2005 and between July 2004 and May 2005 as our Senior Vice President of Worldwide Operations. From February 2003 to December 2003, Mr. Ellis served as our Vice President of Client Development, and from January 2004 to July 2004, he served as our Vice President and General Manager of our East Division. From July 1996 to February 2003, Mr. Ellis was employed by Quick Test, Inc., most recently as its Vice President of Sales and Technology from January 2000 to February 2003. Mr. Ellis holds a B.A. from Creighton University.
      Maximilian Cartellieri, 33, has served as our Executive Vice President of Corporate Development since September 2005 and as our Executive Vice President of Integration from our acquisition of Ciao AG (“Ciao”) in April 2005 to September 2005. Prior to joining us, Mr. Cartellieri was Co-CEO of Ciao, which he co-founded in August 1999, responsible for strategy, finance and business development. Between September 1998 and June 1999, Mr. Cartellieri served as an Investment Executive with BC Partners. Mr. Cartellieri graduated First Class Honors from the London School of Economics and holds an MBA with distinction from Stanford Business School. On March 3, 2006, we entered into an amendment to Mr. Cartellieri’s employment agreement effective as of April 1, 2006, which provides, among other things, that starting on April 1, 2006, Mr. Cartellieri will work for our subsidiary, Ciao GmbH, on a part time basis for 2 days per week overseeing its comparison shopping business.
      Marcus Frederick Paul, 36, has served as our Executive Vice President Online Communities since our acquisition of Ciao in April 2005. Prior to joining us, Mr. Paul was Co-CEO of Ciao, which he co-founded in August 1999. Between September 1998 and March 1999, Mr. Paul served as Associate with the Private Equity firm of Apax Partners. Mr. Paul graduated with Honors from the University of Oxford (Balliol College) and holds an MBA from Harvard Business School. On March 3, 2006, Mr. Paul gave us notice that he was resigning his positions with us and our subsidiary companies to pursue other ventures, effective April 1, 2006. Our subsidiary Ciao GmbH has engaged Mr. Paul’s services as an independent consultant in connection with its comparison shopping business, starting April 1, 2006 and ending no sooner than December 31, 2006.
      Gunnar Piening, 32, has served as our Senior Vice President European and Asian Sales and Operations since our acquisition of Ciao in April 2005. Prior to joining us, Mr. Piening was Managing Director of Ciao, a position he held from January 2003 to April 2005. Mr. Piening graduated from the University of Uppsala and holds an MA phil. from Humboldt University Berlin.
      Nicolas Metzke, 39, has served as our Senior Vice President of Survey Completion since November 2005 and as our Senior Vice President European Panels from our acquisition of Ciao in April 2005 until November 2005. From January 2000 to April 2005, Mr. Metzke served as Managing Director of Ciao France SAS, where he was in charge of international expansion and the global panel operations for Ciao. Mr. Metzke graduated with Honors from the University of Mannheim, Germany.
EXECUTIVE AND DIRECTOR COMPENSATION
      The following table sets forth the compensation earned in 2005, 2004 and 2003 by each of our named executive officers (“Named Executive Officers”).

						Long Term Compensation
		Annual Compensation
						Securities
	Fiscal			Other Annual		Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options		Compensation

Albert Angrisani(1)	2005	$91,538	$—	$41,571	(2)	1,062,500	(3)	$—
President and Chief	2004	—	—	—		—		—
Executive Officer	2003	—	—	—		—		—
Dean A. Wiltse†(4)	2005	400,000	—	18,831	(5)	125,000		19,373	(6)
Former President and	2004	400,000	282,007	22,575	(5)	—		3,200	(8)
Chief Executive Officer	2003	250,000	416,667	107,843	(5)	—		—
Robert E. Bies†	2005	260,000	—	9,155	(7)	30,000		2,800	(8)
Executive Vice President, Chief	2004	250,000	141,782	8,501	(7)	—		2,600	(8)
Financial Officer and Treasurer	2003	185,000	283,333	—		17,857		2,400	(8)
Jonathan A. Flatow†	2005	233,000	—	6,274	(9)	30,000		2,792	(8)
Vice President of Corporate	2004	200,000	106,202	5,262	(9)	—		2,600	(8)
Development, Secretary and	2003	175,000	150,000	3,895	(9)	17,857		2,400	(8)
General Counsel
Marcus Frederick Paul††	2005	142,455	75,143	18,843	(10)	—		—
Executive Vice President	2004	—	—	—		—		—
of Online Communities	2003	—	—	—		—		—
Gunnar Piening††	2005	142,455	66,468	18,728	(11)	50,000		—
Senior Vice President	2004	—	—	—		—		—
of European and	2003	—	—	—		—		—
Asian Sales and Operations
Hugh O. Davis†	2005	208,000	—	2,522	(12)	30,000		2,800	(8)
Executive Vice President	2004	200,000	103,114	2,284	(12)	—		2,600	(8)
of Business Optimization	2003	165,000	150,000	—		17,857		1,650	(8)
Keith Price	2005	208,000	—	4,185	(13)	30,000		2,800	(8)
Senior Vice President	2004	200,000	230,551	17,389	(13)	—		2,600	(8)
North American Sales	2003	150,000	205,000	132,323	(13)	114,285		2,400	(8)
Andrew C. Ellis	2005	208,000	—	312	(14)	30,000		2,800	(8)
Senior Vice President	2004	179,231	136,184	2,395	(14)	14,286		2,600	(8)
North American Operations	2003	105,769	37,500	45,658	(14)	53,572		2,311	(8)

†	In addition to the compensation reflected in this table, Messrs. Wiltse, Bies, Flatow and Davis were each granted shares of restricted stock in December 2002. One-half of these restricted shares vested upon grant and the remaining one-half vested in January 2004. See “Certain Relationships and Related Transactions — Restricted Stock Agreements.”

††	Represents salary, bonus and other annual compensation payable in Euros from April 7, 2005 to December 31, 2005. U.S. dollar amounts have been converted into U.S. dollars from Euros using the average daily exchange rate between April 7, 2005 and December 31, 2005 for one Euro, expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York, being $0.81834.

(1)	Represents the period from September 28, 2005 to December 31, 2005.

(2)	Represents $78 in group term life and disability insurance premiums, $17,393 in legal fees reimbursement related to the negotiation and drafting of Mr. Angrisani’s employment agreement, $22,500 in expense allowances pursuant to Mr. Angrisani’s employment agreement and $1,600 in expense reimbursements pursuant to Amendment No. 1 to Mr. Angrisani’s Employment Agreement.

(3)	Includes (i) 575,000 options granted pursuant to our 2004 Equity Plan on September 28, 2005, (ii) 487,500 options granted outside of the terms of any existing equity incentive plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), 300,000 of which were granted on October 31, 2005, and 187,500 of which were granted on November 30, 2005.

(4)	In the 2005 fiscal year, Mr. Wiltse served as our President and Chief Executive Officer from January 1, 2005 to September 28, 2005. The information contained in this table covers the entire 2005 fiscal year, as we have agreed to make continuing payments to Mr. Wiltse pursuant to a Separation Agreement dated September 28, 2005.

(5)	For fiscal year 2005 represents $8,077 in disability insurance premiums, $4,092 in life insurance premiums, $6,428 in car allowance and $234 in group term life and disability insurance premiums. For fiscal year 2004, represents $8,062 in disability insurance premiums, $4,092 in life insurance premiums, $9,455 in car allowance and $966 in group term life insurance premiums. For fiscal year 2003, represents $18,000 car allowance, $5,210 car usage allowance and $84,633 in moving expense reimbursement.

(6)	Represents a lump sum payment of $15,384 and three months of medical and dental COBRA payments totaling $3,989, both made pursuant to the Separation Agreement we have entered into with Mr. Wiltse.

(7)	For fiscal year 2005 represents $312 in group term life and disability insurance premiums, reimbursement of $4,500 for life insurance premiums paid by executive, and $4,343 in disability insurance premiums. For fiscal year 2004 represents reimbursement of $3,808 for life insurance premiums paid by executive, $4,334 in disability insurance premiums and $360 in group term life insurance premiums.

(8)	Represents a 20% matching contribution to the executive’s 401(k) plan.

(9)	For fiscal year 2005 represents $312 in group term life and disability insurance premiums, reimbursement of $5,330 for disability insurance premiums paid by executive, and $632 in life insurance premiums. For fiscal year 2004 represents reimbursement of $4,510 for disability insurance premiums paid by executive, $572 in life insurance premiums and $180 in group term life insurance premiums. For fiscal year 2003, represents reimbursement of disability insurance premiums paid by executive.

(10)	Represents $17,029 of automobile lease payments made on behalf of Mr. Paul and $1,814 in life insurance premiums.

(11)	Represents $18,223 of automobile lease payments made on behalf of Mr. Piening and $505 in life insurance premiums.

(12)	For fiscal year 2005 represents $312 in group term life and disability insurance premiums, $1,841 in disability insurance premiums, and $369 in life insurance premiums. For fiscal year 2004 represents $1,780 in disability insurance premiums, $359 in life insurance premiums and $144 in group term life insurance premiums.

(13)	For fiscal year 2005 represents $312 in group term life and disability insurance premiums, $3,502 in disability insurance premiums, and $371 in life insurance premiums. For fiscal year 2004 represents $13,488 in sales commissions, $3,387 in disability insurance premiums, $369 in life insurance premiums and $144 in group term life insurance premiums. For fiscal year 2003, represents sales commissions.

(14)	For fiscal year 2005 represents $312 in group term life and disability insurance premiums. For fiscal year 2004 represents $2,083 in commissions and $312 in group term life and disability insurance premiums. For fiscal year 2003 represents $34,933 in commissions, $10,554 in moving expense reimbursements, and $171 in group term life and disability insurance premiums.

Option Grants in Fiscal Year 2005
      The following table shows option grants made to each of the Named Executive Officers during the last fiscal year, and the potential realizable value of those options, assuming 5% and 10% annual rate of appreciation, at the end of their term:

					Potential Realizable
					Value at Assumed
					Annual Rates of
	Individual Grants				Stock Price Appreciation
					for Option Term
	Number of	Percentage of
	Securities	Total Options	Exercise
	Underlying	Granted in	Price per	Expiration
	Options	2005	Share	Date	5%	10%

Albert Angrisani	575,000	23.3%	$7.44	9/28/2012	1,741,576	4,058,612
Albert Angrisani	300,000	12.1%	$5.02	10/31/2012	613,093	1,428,768
Albert Angrisani	187,500	7.6%	$5.07	11/30/2012	387,000	901,874
Dean A. Wiltse	125,000	5.0%	$14.99	5/10/2012	762,804	1,777,659
Robert E. Bies	30,000	1.2%	$14.99	5/10/2012	183,073	426,638
Jonathan A. Flatow	30,000	1.2%	$14.99	5/10/2012	183,073	426,638
Marcus Frederick Paul	—	—	—	—	—	—
Gunnar Piening	50,000	2.0%	$14.99	5/10/2012	305,122	711,063
Hugh O. Davis	30,000	1.2%	$14.99	5/10/2012	183,073	426,638
Keith Price	30,000	1.2%	$14.99	5/10/2012	183,073	426,638
Andrew C. Ellis	30,000	1.2%	$14.99	5/10/2012	183,073	426,638
Aggregate Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values
      The following table sets forth option exercises during 2005, the value realized upon the exercise of those options, and the number of shares of common stock subject to exercisable stock options held as of December 31, 2005, by the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Albert Angrisani	—	$—	70,572	991,928	$18,755	$381,370
Dean A. Wiltse	—	—	117,639	—	384,956	$—
Robert E. Bies	—	—	63,883	8,929	129,077	28,573
Jonathan A. Flatow	—	—	56,926	8,929	93,836	28,573
Marcus Frederick Paul	—	—	—	—	—	—
Gunnar Piening	—	—	50,000	—	—	—
Hugh O. Davis	—	—	50,926	8,929	93,836	28,573
Keith Price	—	—	64,200	42,858	192,804	245,148
Andrew C. Ellis	10,089	111,235	60,983	26,786	53,430	85,715
Equity Compensation Plans
      We maintain two plans pursuant to which incentive and non-qualified stock options have been granted in the past and may be granted in the future. One of our plans also provides for the granting of stock bonuses, restricted stock awards and stock appreciation rights (“SARs”), although no stock bonuses, restricted stock or SARs have been granted to date. Participation in these plans is generally limited to our employees (including officers), directors and consultants. The option exercise price of all options granted under our plans has been 100% of the fair market value on the date of grant. The majority of these options vest over four years, with 25%

vesting after one year and the balance vesting 12.5% semi-annually over the remaining period. We also have an employee stock purchase plan under which employees may purchase our shares at a discount to their market value, as more fully described below.
      1999 Stock Option Plan. Our 1999 Option Plan, which was approved by our stockholders on May 12, 1999 and amended by our stockholders on March 6, 2000, provides for the grant of incentive stock options and nonqualified stock options, which may be granted to our employees, officers, directors, and consultants. The board of directors has delegated administration of the 1999 Option Plan to a committee of the board. As of the end of 2005, there were 23,054 shares available for future issuance under this plan.
      2004 Equity Incentive Plan. Our 2004 Equity Plan, which was approved by our stockholders on April 1, 2004 and amended by our stockholders on May 10, 2005, provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock awards, and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants. The board of directors has delegated administration of the 2004 Equity Plan to a committee of the board. As of the end of 2005, there were 1,224,451 shares available for future issuance under this plan.
      2004 Employee Stock Purchase Plan. Our 2004 Employee Stock Purchase Plan, which was approved by our stockholders on April 1, 2004, provides an opportunity for our employees who have met certain service qualifications to purchase shares of our common stock through payroll deductions of up to 10% of eligible after-tax compensation. These deductions are used to purchase shares of our common stock at 85% of the fair market value of our common stock as of either the first day or last day of each six-month offering period, whichever is less. As of March 10, 2006, there are 225,529 shares available for issuance pursuant to the Employee Stock Purchase Plan.
      The table below sets forth certain information with respect to our equity compensation plans as of December 31, 2005:

	Number of Securities
	to be Issued Upon		Weighted-Average
	Exercise of		Exercise Price of	Number of Securities
	Outstanding Options,		Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights		Warrants and Rights(2)	for Future Issuance

Equity compensation plans approved by stockholders(1)	3,060,902		$11.01	1,473,034
Equity compensation plans not approved by stockholders	487,500	(3)	5.04	187,500
Total	3,548,402

(1)	Consists of three plans: the Company’s 1999 Option Plan, 2004 Equity Plan and 2004 Employee Stock Purchase Plan. The numbers excludes 12,849 shares that were sold as of the end of 2005 under our 2004 Employee Stock Purchase Plan but were not issued until February 2006.

(2)	The weighted average exercise price does not take into account shares of our common stock issuable under our 2004 Employee Stock Purchase Plan, which are purchased at the lesser of (i) 85% of the fair market value of the common stock on the first day of each offering period or (ii) 85% of the fair market value of the stock on the last business day of the offering period.

(3)	Includes options to purchase 487,500 shares of our common stock granted to our President and Chief Executive Officer, Albert Angrisani outside of the terms of any existing equity incentive plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv); 300,000 of which were granted on October 31, 2005 with an exercise price of $5.02, and 187,500 were granted on November 30, 2005 with an exercise price of $5.07.
Compensation of Directors
      Our non-employee directors are compensated as follows: Each director receives an annual stipend of $16,000. The chairman of the audit committee receives an annual stipend of $10,000, and the chairmen of the compensation and governance and nominating committees each receive an annual stipend of $7,500. Each non-employee director receives a fee of $1,250 for each board and committee meeting they attend. In addition, with the exception of Lise J. Buyer, our non-employee directors will receive annual grants of equity incentives under our 2004 Equity Plan of 2,500 options. These grants will be made each year on the day of our annual stockholders meeting and will vest over the following four years; 25% on the first anniversary of the grant and 12.5% each six month period thereafter. Ms. Buyer will be eligible to receive these annual grants starting with the annual meeting in 2008. Each non-employee director is entitled to be reimbursed the reasonable costs and expenses incurred in attending board meetings. Finally, in September 2005, Joseph A. Ripp received a grant of 2,500 options for agreeing to join our board of directors and Mr. Ripp and Charles Stryker each received a grant of 2,500 options under our 2004 Equity Plan for their service on the special operations committee.
      The following table sets forth equity incentives granted to the non-employee members of our board in fiscal year 2005:

	Number of Shares		Weighted Average
Non-Employee Director	Subject to Options	Dates of Grant	Exercise Price

Peter Sobiloff	2,500	5/2005	$14.99
Joel R. Mesznik	2,500	5/2005	14.99
Lise J. Buyer	—	—	—
Burton J. Manning	2,500	5/2005	14.99
Lawrence R. Handen	—	—	—
Charles W. Stryker	5,000	5/2005,9/2005	11.22
Joseph A. Ripp	5,000	9/2005	7.44
Vikas Kapoor	—	—	—
      These options were granted pursuant to our 2004 Equity Plan and will vest over a period of 4 years; 25% on the first anniversary of the grant and 12.5% each six month period thereafter. Unvested options are forfeited if and when a director ceases to be a member of the board of directors.
COMPENSATION COMMITTEE REPORT1
Overview
      The Compensation Committee of our Board of Directors currently consists of Charles W. Stryker (the committee chair), Lise J. Buyer, Burton J. Manning and Joseph A. Ripp. All members of our compensation committee meet the independence requirements of the Nasdaq National Market. Our board of directors has adopted a written charter for the compensation committee, which can be found on our website at www.greenfield.com.
      The Compensation Committee, pursuant to its charter, reviews and recommends policies relating to compensation and benefits of our executives and employees, including: reviewing and approving corporate performance goals and objectives relevant to compensation of the chief executive officer and other executives; evaluating the performance of these executives in light of those goals and objectives; and setting compensation of these executives based on such evaluations. The Compensation Committee also administers the issuance of stock options and other equity awards under our stock and benefit plans.

      1 The report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent that we specifically incorporate such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

Compensation Philosophy and Objectives
      Our compensation philosophy is to provide employees with a competitive overall compensation package and the opportunity for outstanding performers to earn higher levels of compensation over the long-term when justified by performance. The key objectives of our executive compensation programs are to attract, motivate and retain executives who drive our success and industry leadership. The programs are designed to:

•	provide executives with competitive compensation that maintains a balance between cash and equity-based compensation and provides a portion of total compensation tied to our annual and long-term performance as well as to the creation of stockholder value;

•	differentiate levels of pay within the organization so that our top performers receive a highly competitive compensation package commensurate with their performance; and

•	encourage executives to act as owners.
      The Compensation Committee’s guiding principle is to ensure that our compensation and benefits policies attract and retain the key employees necessary to support our growth and success, both operationally and strategically. This principle guides the design and administration of compensation and benefit programs for our named executive officers, other executives and general workforce. In determining compensation packages, the Compensation Committee, in collaboration with management and an independent consultant engaged by the compensation committee, seeks to use total cash compensation (salary plus annual cash bonus) to appropriately recognize each individual executive’s scope of responsibility, role in the organization, experience, performance and contribution. The Compensation Committee refers to external benchmarks as part of its due diligence in determining salary and target bonus amounts, including peer group companies and information provided by an independent, third-party consultant engaged by the committee. The Compensation Committee attempts to use long-term equity-based incentive grants to align employee and stockholder interests, as well as to attract, retain and motivate employees and enable them to share in our long-term growth and success.
Compensation Components and Processes

Annual Salary
      The annual salary for executives (including the named executive officers) and employees is determined relative to job scope and responsibilities, past and current contributions and performance, compensation for similar positions at peer and other high-technology and Internet companies and other individual factors. The Compensation Committee emphasizes pay-for-performance in compensation, making salary adjustments based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent pool.
      The Compensation Committee reviews executive salaries annually. To identify compensation practices for similar executive positions among other high-technology and Internet companies, the compensation committee used compensation information provided by an independent, third-party consultant engaged by the committee, specifically Frederic W. Cook & Co., Inc. The Compensation Committee also considered the company’s performance, individual performance and experience, relative levels of pay among the executives, and recommendations from our Chief Executive Officer. With the exception of David St. Pierre, our Chief Technology Officer, the Compensation Committee did not approve salary increases for executives in North America, but did approve salary increases for executives in Europe, effective for calendar year 2006. The increases varied by executive, and resulted in an overall increase to executive salaries of 4.9% for our named executive officers as a group and 5.4% for all of our executive officers as a group.

Annual Cash Bonus
      The design of our annual executive bonus program is intended to reward achievement at specified levels of financial and individual performance. The Compensation Committee approved the 2005 Bonus Program in April 2005. Each executive position has an assigned target bonus level, expressed as a percentage of fiscal year end annual salary. The target bonus levels are competitive with target bonuses for similar positions reported by the independent, third-party consultant noted above.
      Two components comprise the fundamental architecture of the 2005 Bonus Program:

•	our financial performance, which includes both revenue and earnings before interest, tax, depreciation and amortization (“EBITDA”); and

•	individual & organizational performance, which is a discretionary component that enables the Compensation Committee and chief executive officer to award a portion of the annual bonus based on each executive’s performance and contribution to the company during the fiscal year.
      The actual bonus awards for the 2005 Bonus Program reflect our performance relative to both the revenue and EBITDA targets established in the 2005 Bonus Program.

Long-Term Equity Compensation
      We grant non-qualified stock options at an exercise price equal to the fair market value of our common stock on the date of the grant. The stock option grants to our executives generally vest over four years according to the following schedule: one-quarter of the shares subject to each option grant vest on the first anniversary of the date of grant, and an additional one-eighth of the shares subject to the option vest each six months after the first anniversary. The design of the stock option program helps to reduce executive and employee turnover and to retain the knowledge and skills of our valued executives and employees.
      We grant stock options to a significant percentage of our employees. We believe that this practice is integral to our success, enabling us to attract and retain a highly talented employee population, and enabling clear employee focus on building stockholder value. We typically award stock option grants to executives following the end of the fiscal year. On May 10, 2005, the Compensation Committee and our board reviewed the analyses and recommendations for executive stock option grants provided by management and granted stock options to certain employees and executives. In reviewing the recommended grants, the Compensation Committee considered each executive’s performance and contribution during the fiscal year, analyses reflecting the value delivered, competitive practices, and proportion of options granted to officers, and our employees in the aggregate, as a percentage of total options granted during the fiscal year.

Benefits
      The Compensation Committee oversees the design, implementation and administration of all company-wide benefit programs. We maintain a relatively egalitarian offering of benefit programs with a limited number of additional benefit programs available to certain executives, including additional disability and life insurance, and car allowances.
Committee Actions during Fiscal Year 2005
      The Compensation Committee and our management collaborated during the 2005 fiscal year on matters that further enhanced our governance and alignment of compensation and benefit practices with the interest of stockholders. In addition the Compensation Committee was active in the review and approval of management’s proposal to accelerate the vesting of certain “out-of-the money” stock options, and was active in the recruitment of our new President and Chief Executive Officer, Albert Angrisani.

Peer Groups for Compensation and Benefits Benchmarking
      The selection of peer group companies used to identify competitive market practices has been a thoughtful and deliberate process for the Compensation Committee and management. Consistent with its role to oversee the selection of peer group companies, the Compensation Committee engaged an independent, third-party consultant, Frederic W. Cook & Co., Inc., to identify possible peer companies. The consultant developed specific selection criteria, including industry segment, revenue, and market capitalization and applied the criteria to identify a preliminary list of companies. The consultant and the Compensation Committee reviewed the preliminary list of companies and mutually agreed upon peer group for benchmarking.
Policy on Deductibility of Named Executive Officer Compensation
      In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on us of Section 162(m) of the Internal Revenue Code (the “Tax Code”). Section 162(m) eliminates the deductibility of compensation over $1 million paid to the named executive officers, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.
      The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Tax Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) are beyond the control of either the Compensation Committee or us. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Compensation Committee’s guiding principles. We did not have any executive who received over $1 million in compensation during 2005 and thus there was no loss of deduction for compensation paid to our chief executive officer or any of the other top four highly compensated executives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible.
Chief Executive Officer Compensation
      The Compensation Committee followed the same philosophy and guiding principles described above in determining compensation for Albert Angrisani, President and Chief Executive Officer of Greenfield Online, Inc.
      Mr. Angrisani received an annual base salary of $350,000 in calendar year 2005, prorated for the portion of 2005 during which he served in that capacity. The salary level for Mr. Angrisani is comparable to the 75th percentile salary of chief executive officers in our peer group and salary survey data. As an inducement for Mr. Angrisani to accept the position of President and Chief Executive Officer, we granted him a total of 1,250,000 options to purchase our common stock, 575,000 of such options were granted under our 2004 Equity Plan and 675,000 of such options were granted outside of the terms of any existing equity incentive plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Of the 675,000 options granted outside of the terms of any existing equity incentive plans, 475,000 options were granted in 2005, and the remaining 187,500 were granted on January 3, 2006.
      When compared with the previously discussed benchmark group and in light of our past practices regarding chief executive compensation, the compensation committee determined that Mr. Angrisani’s cash compensation of base salary and bonus potential was reasonable. Further, in order to engage Mr. Angrisani for a three year term, which the compensation committee deemed was in the best interests of the Company so as to allow Mr. Angrisani sufficient time to effectuate change at the Company, and in order to align his interests with the interests of the stockholders, the committee determined that Mr. Angrisani’s grant of long term equity compensation was also reasonable and in the best interests of the Company.

      Submitted by the compensation committee of the board of directors.

Charles W. Stryker (the committee chair)
Lise J. Buyer
Burton J. Manning
Joseph A. Ripp
Compensation Committee Interlocks and Insider Participation
      Our compensation committee consists of Ms. Buyer and Messrs. Stryker (its committee chair), Manning and Ripp. No interlocking relationship exists between any member of the compensation committee and any member of any other company’s board of directors or compensation committee.
Employment Agreements and Change of Control Provisions

Employment Agreements with Albert Angrisani, Robert E. Bies, Jonathan A. Flatow, Hugh O. Davis, Keith Price, Andrew C. Ellis and David St. Pierre.
      We have entered into employment agreements with each of the executive officers listed above. Each of these agreements contains no specific term of employment and may be terminated by either us or the executive officer at any time with or without cause.
      In September 2005, we entered into an employment agreement with Albert Angrisani, our President and Chief Executive Officer. The agreement provides for an annual base salary of not less than $350,000 or such higher salary as our compensation committee may determine. In addition Mr. Angrisani’s employment agreement provides for:

•	Bonus payments targeted at $400,000 per year based on performance criteria to be established by our compensation committee.

•	Options to purchase 575,000 shares of our common stock, par value $0.0001 per share (the “Shares”), granted on September 28, 2005, with an exercise price equal to $7.44, the closing sale price of the Shares on September 28, 2005, and a term of seven years. These options will vest ratably over a 36-month period and are otherwise in accordance with and subject to the terms of the Company’s 2004 Equity Plan and Mr. Angrisani’s employment agreement.

•	Additional grants of options to purchase up to 675,000 Shares (the “Inducement Options”) as follows: 300,000 options on October 31, 2005, 187,500 options on November 30, 2005 and 187,500 options December 31, 2005. The Inducement Options granted on October 31, 2005, November 30, 2005 and January 3, 2006, shall vest ratably over 35, 34 and 33 months, respectively, with the final month of vesting including any fractional share balance. Such Inducement Options were granted with exercise prices equal to the closing sale price for our common stock on the date of grant, with a term of seven years.

•	An allowance of $7,500.00 per month for lodging in the tri-state area and an automobile lease, payable to Mr. Angrisani on the last calendar day of each month.

•	In the event that we terminate Mr. Angrisani’s employment without cause or Mr. Angrisani resigns for good reason, we are obligated to pay Mr. Angrisani 200% of the sum of his base compensation in effect as of the date of termination and any performance bonus paid or payable for the fiscal year prior to the year of termination (the “Severance Payment”), 50% of such amount to be paid in a lump sum within thirty (30) days after the date of termination or resignation and the balance in a lump sum on the one-year anniversary of the expiration or termination of Mr. Angrisani’s employment.

•	In the event of a change of control all options granted to Mr. Angrisani under his employment agreement will immediately accelerate and become vested and exercisable.

•	A non-competition provision whereby Mr. Angrisani agrees that during his employment and for a period of one year after its termination, provided that we do not terminate Mr. Angrisani’s employment without cause, or Mr. Angrisani does not resign for good reason, Mr. Angrisani will not engage in a competitive business. The agreement also provides that Mr. Angrisani will not engage in a competitive business if he is entitled to the Severance Payment and such payment is made timely, or if he is not entitled to the Severance Payment, at our option we can give Mr. Angrisani notice of our desire to enforce the non-competition provision for one year after the end of his employment if we pay Mr. Angrisani 50% of the Severance Payment in 12 equal installments.

•	A one year post termination prohibition against Mr. Angrisani from soliciting or hiring our employees, interfering with our relationships with our employees or soliciting our customers on behalf of a competing business.
      In December 2005, we amended Mr. Angrisani’s employment agreement to provide for additional reimbursement of expenses incurred by Mr. Angrisani while residing in the Wilton, Connecticut area in excess of 10 days per calendar month at the flat rate of $400 per night, such fee to cover lodging, meals, transportation and miscellaneous items.
      The employment agreements with our other executive officers listed above provide for the payment of base salaries of no less than the following amounts, or such higher salary as our compensation committee may determine: Robert E. Bies — $250,000; Jonathan A. Flatow — $200,000; Hugh O. Davis — $200,000; Keith Price — $200,000; Andrew C. Ellis — $200,000; and David S. Pierre — $185,000. Our compensation committee has set the 2006 base salaries of our other executive officers as follows: Robert E. Bies — $260,000; Jonathan A. Flatow — $233,000; Hugh O. Davis — $208,000; Keith Price — $208,000; Andrew C. Ellis — $208,000; and David St. Pierre — $208,000.
      In addition, each of the agreements with Messrs. Bies, Flatow, Davis, Price and Ellis:

•	provides for participation in any performance-based bonus programs that we make available to other members of our senior management;

•	prohibits the executive officer, during his or her employment with us and for a period of five years thereafter (three years in the case of Mr. Ellis), from disclosing confidential information;

•	requires the executive officer to transfer to us any inventions he or she develops during his employment with us; and

•	prohibits the executive officer from competing with us, disparaging us or hiring our employees for a period of one year after their termination.
      In addition, each of the agreements with Messrs. Bies, Flatow, Davis and Price:

•	provides for payment to them of 12 months’ base salary plus a pro rata portion of the annual bonus to which the executive officer would have been entitled under our performance-based bonus program in the year in which a termination occurs if we terminate the executive officer without cause or if the executive officer resigns from employment with us for good reason; and

•	provides that, if we terminate the executive officer upon a change of control or within one year after a change of control without cause, or if he resigns for good reason within one year after a change of control, we will pay his base salary for 18 months in monthly installments and pay him a fixed bonus of three months’ salary in one lump sum plus any unvested stock options or other equity-based incentive awards will become immediately vested and remain exercisable for 12 months from such termination date.
      In addition the agreement with Mr. St. Pierre:

•	provides for participation in any performance-based bonus programs that we make available to other members of our senior management;

•	prohibits Mr. St. Pierre, during his employment with us and for a period of five years thereafter, from disclosing confidential information;

•	requires Mr. St. Pierre to transfer to us any inventions he develops during his employment with us;

•	prohibits Mr. St. Pierre from competing with us, disparaging us or hiring our employees for a period of two years after his termination; and

•	provides for payment 6 months’ base salary plus a pro rata portion of the annual bonus to which Mr. St. Pierre would have been entitled under our performance-based bonus program in the year in which a termination occurs if we terminate him without cause or if he resigns from employment with us for good reason.

Employment Agreements with Maximilian Cartellieri, Marcus Frederick Paul, Gunnar Piening and Nicolas Metzke
      In connection with our acquisition of Ciao AG, which closed on April 6, 2005, Ciao entered into new employment and non-competition agreements with Maximilian Cartellieri, Marcus Frederick Paul and Gunnar Piening. Also in connection with the Ciao acquisition, Ciao France SAS (Ciao’s wholly owned subsidiary) entered into a letter of engagement and non-competition agreement with Nicolas Metzke. Each of the foregoing was an executive officer of Ciao prior to the acquisition.
      Pursuant to the terms of these agreements, Messrs. Cartellieri, Paul and Piening received a base salary of €155,704 ($184,385) annually, subject to adjustment by our compensation committee, and were each eligible for a bonus of up to €155,704 ($184,385) based on certain performance criteria. Mr. Metzke received a base salary of €116,778 ($138,288) annually, subject to adjustment by our compensation committee, and was eligible for a bonus of up to € 116,778 ($138,288) based on certain performance criteria. In addition, Messrs. Piening and Metzke each received an initial grant of options to purchase 50,000 shares of our common stock on May 10, 2005, with exercise prices of $14.99. These options vest according to the following schedule: 25% on the anniversary of the date of the grant; and 12.5% on each subsequent six-month anniversary.
      In addition, each of the agreements:

•	provides for participation in any performance-based bonus programs that we make available to other members of our senior management;

•	prohibits the executive officer, during his employment with us and after termination thereof, from disclosing confidential information;

•	requires the executive officer to transfer to us any inventions he develops during his employment with us; and

•	prohibits the executive officer from competing with us, disparaging us or soliciting our employees for two years after his termination, provided in certain circumstances that post employment payments are made.
      Each of the agreements also provides that we must give the executive officers three months notice before terminating his employment.
      On March 3, 2006, we entered into an amendment to Mr. Cartellieri’s employment agreement effective as of April 1, 2006, which provides, among other things, that starting on April 1, 2006, Mr. Cartellieri will work for our subsidiary, Ciao GmbH, on a part time basis for 2 days per week overseeing its comparison shopping business. Our compensation committee has set Mr. Cartellieri’s annual salary, assuming full time employment at € 216,036 ($255,815), which will be prorated for the portion of 2006 that Mr. Cartellieri provides part-time services.
      On March 3, 2006, Mr. Paul gave us notice that he was resigning his positions with us and our subsidiary companies to pursue other ventures, effective April 1, 2006. Our subsidiary Ciao GmbH has engaged

Mr. Paul’s services as an independent consultant in connection with its Comparison Shopping business, starting April 1, 2006 and ending no sooner than December 31, 2006.
      Our compensation committee has set the base salaries of Mr. Piening and Mr. Metzke for 2006 at €193,599 ($229,247) and € 172,827 ($204,650), respectively.
      U.S. dollar amounts have been converted into U.S. dollars from Euros using the noon exchange rate on December 30, 2005 for one Euro, expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York, being $0.8445.

Employment Agreement with Dean A. Wiltse
      In April 2004, we entered into an employment agreement with Dean A. Wiltse, our former Chief Executive Officer. The agreement provided for an annual base salary of not less than $400,000 or such higher salary as our compensation committee so determined, and for payment of 24 months’ base salary if we terminated Mr. Wiltse without cause. Our compensation committee set Mr. Wiltse’s 2005 base salary at $400,000.
      In addition Mr. Wiltse’s employment agreement:

•	provided for participation in any performance-based bonus programs that we make available to other members of our senior management;

•	prohibited him, during his employment with us and for a period of five years thereafter, from disclosing confidential information;

•	required him to transfer to us any inventions he developed during his employment with us; and

•	prohibited him from competing with us, disparaging us or hiring our employees for a period of one year after his termination.
      In September 2005, Mr. Wiltse’s employment with us ended and we entered into a separation agreement with him, which, in addition to a severance payment equal to 24 months of his base salary in effect on September 28, 2005, provides for, among other things:

•	the payment of Mr. Wiltse’s COBRA premiums for the 12 months following September 2005;

•	the payment of the premiums for his life insurance and disability insurance policies that had been provided as a benefit to Mr. Wiltse by us for a period of 12 months following September, 2005; and

•	Mr. Wiltse’s release of any and all claims against the Company.
AUDIT COMMITTEE REPORT2
      Our audit committee currently consists of Joel R. Mesznik (the committee chair), Charles W. Stryker and Joseph A. Ripp. Lise J. Buyer served on our audit committee throughout fiscal year 2005, but resigned her position on the audit committee, effective March 17, 2006. All members of our audit committee meet the independence and experience requirements of the Nasdaq National Market. Our board of directors has adopted a written charter for our audit committee, which can be found on our website at www.greenfield.com.
      Our audit committee is responsible for overseeing our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; pre-approves the retention of the independent auditors to perform audit and non-audit services; monitors the rotation of partners

      2 The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

of the independent auditors as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; annually reviews our audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements.
      Our audit committee met 16 times either in person or by telephone through fiscal year 2005. In the course of these meetings, our audit committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.
      Our audit committee has reviewed the audited financial statements for the fiscal year ended December 31, 2005 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. Our audit committee has discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by statements No. 89 and No. 90 (Communication with Audit Committees). We also discussed with the Company’s management (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005; (ii) PwC’s opinion of Management’s Assessment and (iii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. The audit committee received and discussed with the independent registered public accounting firm their written independence letters as required by Independence Standards Board Standard No. 1. In connection with this review and discussion, our audit committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the committee comfort in connection with its review.
      Based on these reviews and discussions, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      Submitted by the audit committee of the board of directors.

Joel R. Mesznik (the committee chair)
Charles W. Stryker
Joseph A. Ripp
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Restricted Stock Agreements
      In connection with our recapitalization in December 2002, we entered into Restricted Stock Agreements with each of the following executive officers: Dean A. Wiltse, Robert E. Bies, Jonathan A. Flatow and Hugh O. Davis, and one of our directors, Joel R. Mesznik, on December 16, 2002, which were subsequently amended on January 14, 2004. These agreements permitted these individuals to purchase an aggregate amount of 1,105,753 shares of our common stock at $0.0014 per share in exchange for services rendered and services to be rendered. As a result, in December 2002 Dean A. Wiltse purchased 766,995 shares for $1,073.79, Robert E. Bies purchased 191,749 shares for $268.45, Jonathan A. Flatow purchased 63,917 shares for $89.48, Hugh O. Davis purchased 63,917 shares for $89.48, and Joel R. Mesznik purchased 19,175 shares for $26.84. While 50% of the shares of common stock sold pursuant to these agreements were initially subject to certain vesting and forfeiture provisions, as of the date of amendment, 100% of the shares had vested.

PERFORMANCE GRAPH
      The following graph compares cumulative total stockholder return on the Company’s common stock from July 16, 2004, based on the Company’s initial public offering price of $13.00 per share, through December 31, 2005, compared with the Nasdaq Stock Market (US) Index and the Goldman Sachs Internet Index (“GIN”). The stock price performance shown on the graph below only reflects the Company’s relative stock price for the periods indicated and is not necessarily indicative of future price performance. All indices shown in the graph have been reset to a base of 100 as of July 16, 2004 and assume an investment of $100 on that date and the reinvestment of any dividends.
COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
AMONG GREENFIELD ONLINE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE GOLDMAN SACHS INTERNET INDEX

	1/05	2/05	3/05	4/05	5/05	6/05	7/05	8/05	9/05	10/05	11/05	12/05

GREENFIELD ONLINE, INC	140.46	129.54	151.15	138.62	104.62	93.46	104.62	71.62	41.85	38.62	39.00	45.08
NASDAQ STOCK MARKET (U.S.)	100.80	100.22	97.59	93.95	101.28	100.75	107.42	105.76	105.92	104.59	110.45	108.91
GOLDMAN SACHS INTERNET	112.16	107.93	103.24	100.39	114.80	109.30	118.45	116.70	121.27	127.63	142.59	140.91
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s officers and directors and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company’s securities with the SEC. Copies of the required filings must also be furnished to the Company. Based solely on its review of such forms received by it or representations from certain reporting persons, the Company believes that during 2005 all applicable Section 16(a) filing requirements were met.

PROPOSALS OF STOCKHOLDERS
      Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 23, 2006.
      In accordance with our Amended and Restated Bylaws, in order to be properly brought before the 2007 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to or mailed and received by the Company’s Corporate Secretary at its principal executive offices not less than 90 days before the first anniversary date of the 2006 annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no later than February 15, 2007. However, if our 2007 annual meeting date is more than 30 days before or after May 16, 2007, then proposals must be received no later than the close of business on the 10th day after (i) the day on which notice of the date of the 2007 annual meeting was mailed or (ii) the day on which the meeting date is publicly announced, whichever occurs first. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Amended and Restated Bylaws.
      Please send notices of intention to present proposals at the 2007 annual meeting to the Company’s Corporate Secretary, Greenfield Online, Inc., 21 River Road, Wilton, CT 06897. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER BUSINESS
      We do not intend to bring any other business before the meeting, and so far as we know, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.
FORM 10-K REPORT AVAILABLE
      A copy of the Company’s annual report on Form 10-K, as filed with the SEC, will be furnished without charge to stockholders upon request to our General Counsel, Greenfield Online, Inc., 21 River Road, Wilton, CT 06897; telephone: (203) 834-8585. A copy of the annual report on Form 10-K is also available at the Company’s website at www.greenfield.com.

GREENFIELD ONLINE, INC.

By Order of the Board of Directors

Jonathan A. Flatow
Secretary
Wilton, Connecticut
April 21, 2006

REVOCABLE PROXY GREENFIELD ONLINE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS
to be held May 16 2006
     The undersigned hereby appoints ALBERT ANGRISANI and ROBERT E. BIES, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Greenfield Online, Inc. (the “Company”) to be held at the Hyatt Regency Greenwich, 1800 E Putnam Ave, Old Greenwich, CT 06870 on May 16, 2006 at 9:00 a.m. local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The undersigned hereby acknowledges receipt of a copy of the Company’s 2005 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

		For	With- hold	For All Except
1.	To elect two directors for a three-year term ending in 2009.	☐	☐	☐
NOMINEES:
01 Burton J. Manning
02 Joseph A. Ripp
INSTRUCTION: To withhold authority to vote for any individual nominee, mark
“For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” the election of all nominees and “FOR” proposal 2. In their discretion, the proxies are authorized to vote on such other matters as may come before the Annual Meeting or any adjournment or postponement thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING REVOCATION TO THE CORPORATE SECRETARY OF THE COMPANY, BY SUBMITTING A DULY EXECUTED PROXY WITH A LATER DATE, BY DELIVERING A WRITTEN REQUEST IN PERSON TO RETURN THIS EXECUTED PROXY, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING (ALTHOUGH ATTENDANCE AT THE MEETING ALONE WILL NOT REVOKE YOUR PROXY).
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY AND ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

Detach above card, sign, date and mail in postage paid envelope provided.
GREENFIELD ONLINE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THIS PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.
Note: Please sign exactly as your name or names appear on this proxy.When shares are held jointly, each holder should sign.When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.